Exhibit 21

Subsidiaries of Registrant	Jurisdiction of Incorporation or Organization
SAIC International Holdings, Inc.	Delaware
TASC Services Corporation	Delaware
Science Applications International Corporation (UK) Limited	United Kingdom
ATAC Services, LLC	Delaware
SAIC Gemini Huntsville, LLC	Delaware
Odyssey Drive I, Ltd.	California
Valinar, LLC	Delaware
Halfaker and Associates, LLC	Virginia
Engility Services (Canada) ULC	Canada
Koverse, Inc.	Delaware
Silveredge Intermediate, LLC	Delaware
Silveredge Government Solutions, LLC	Delaware
Varen Technologies, LLC	Delaware
Savli Group, LLC	Maryland
Exceptional Software Strategies, LLC	Maryland
QVine, LLC	Virginia
CTS Buyer, LLC	Delaware
Counter Threat Solutions, LLC	Virginia
Gardetto Engineering, LLC	Maryland